Execution Copy

EXCHANGE AGREEMENT

BY AND AMONG

ALLIED WASTE INDUSTRIES, INC.

AND

THE PARTIES LISTED ON SCHEDULE 1 HERETO

Dated as of

July 31, 2003

TABLE OF CONTENTS

(Not Part of Agreement)

i

SCHEDULES
Schedule 1	List of the Holders

EXHIBITS
Exhibit A	Form of Supplementary Registration Rights Agreement
Exhibit B	Form of Supplementary Shareholders Agreement
Exhibit C	Form of Opinion of Fried, Frank, Harris, Shriver & Jacobson
Exhibit D	Form of Secretary’s Certificate

ii

EXCHANGE AGREEMENT

EXCHANGE AGREEMENT, dated as of July 31, 2003 (this “Agreement”), by and among Allied Waste Industries, Inc., a Delaware corporation (together with its predecessors and successors, the “Company”), and each of the parties listed on Schedule 1 hereto (the “Holders”).

WHEREAS, the Holders and the Company desire that the Series A Preferred Stock (as defined) owned by the Holders be exchanged for shares of Common Stock (as defined) to be issued by the Company, upon the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows.

ARTICLE I

DEFINITIONS

(a) As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such person. For the purposes of this definition, “control” when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Apollo” means Apollo Advisors II, L.P., a Delaware limited partnership, on behalf of one or more managed funds.

“Apollo Management” means Apollo Management IV, L.P., a Delaware limited partnership.

“Applicable Law” means (a) any United States federal, state, local or foreign law, statute, rule, regulation, order, writ, injunction, judgment, decree or permit of any Governmental Authority and (b) any rule or listing requirement of any stock exchange or listing requirement of any stock exchange or Commission recognized trading market on which securities issued by the Company or any of the Subsidiaries are listed or quoted (an “Exchange Requirement”).

“Blackstone” means Blackstone Capital Partners III Merchant Banking Fund L.P., a Delaware limited partnership, on behalf of one or more managed funds.

“Blackstone Management” means Blackstone Management Partners III LLC, a Delaware limited liability company.

“Business Day” means any day other than a Saturday, a Sunday or a day when banks in The City of New York are authorized by Applicable Law to be closed.

“Capital Stock” means, (i) with respect to any Person that is a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, and (ii) with respect to any other Person, any and all partnership or other equity interests of such Person.

“Commission” means the United States Securities and Exchange Commission.

“Commission Filings” means all reports, registration statements and other filings filed by the Company with the Commission since December 31, 2001 (and all notes, exhibits and schedules thereto and documents incorporated by reference therein).

“Common Stock” means the common stock, par value $.01 per share, of the Company.

“Contract” means any contract, lease, loan agreement, mortgage, security agreement, trust indenture, note, bond, or other agreement (whether written or oral) or instrument.

“Credit Agreement” means the Credit Agreement dated as of July 21, 1999 among the Company, Allied Waste North America, Inc., the lenders named therein and certain other parties, as such agreement has been amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means (i) any foreign, Federal, state or local court or governmental or regulatory agency or authority, (ii) any arbitration board, tribunal or mediator and (iii) any stock exchange or Commission recognized trading market on which securities issued by the Company or any of the Subsidiaries are listed or quoted.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and applicable rules and regulations and any similar state acts.

“Lien” means any mortgage, pledge, lien, security interest, claim, restriction, charge or encumbrance of any kind.

“Material Adverse Effect” means, (i) a material adverse effect on the business, condition (financial or otherwise), operations, performance or properties of the Company and the Subsidiaries, taken as a whole, in each case (x) after giving effect to the projections presented to the Board of Directors on July 28, 2003 for the year ending December 31, 2003 and (y) excluding any changes resulting from or arising in connection with (A) changes or conditions generally affecting the waste management industry, or (B) changes in general economic, regulatory or political conditions, including acts of war or terrorism (other than in the case of clauses (A) and (B) changes or conditions that materially disproportionately affect the Company and its Subsidiaries, taken as a whole, compared with other companies in the waste management industry), (ii) a material impairment of the ability of the Company to perform its obligations under this Agreement, the Registration Rights Agreement or the Shareholders Agreement, or (iii) a material impairment of the rights of the Holders under or enforceability by the Holders of this Agreement, the Registration Rights Agreement, the Supplementary Registration Rights Agreement, (the form of which is attached as Exhibit A hereto), the Shareholders Agreement, or the Supplementary Shareholders Agreement (the form of which is attached as Exhibit B hereto).

“Person” means any individual, partnership, corporation, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity.

“Preferred Stock” means the Preferred Stock, par value $.10 per share, of the Company.

“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement, dated as of July 30, 1999, by and among the Company, the Holders and others.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

“Series A Preferred Stock” means the Series A Senior Convertible Preferred Stock of the Company.

“Shareholders Agreement” means the Second Amended and Restated Shareholders Agreement, dated as of July 30, 1999, by and among the Company, the Holders and others.

“Shares” means the shares of Series A Preferred Stock owned by the Holders.

“subsidiary” means, with respect to any Person (i) a corporation a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by a subsidiary of such

Person, or by such Person and one or more subsidiaries of such Person, (ii) a partnership in which such Person or a subsidiary of such Person is, at the date of determination, a general partner of such partnership and has the power to direct the policies and management of such partnership, or (iii) any other Person (other than a corporation) in which such Person, a subsidiary of such Person or such Person and one or more subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (A) at least a majority ownership interest or (B) the power to elect or direct the election of the directors or other governing body of such Person.

“Subsidiary” means a subsidiary of the Company.

“Transactions” means the transactions contemplated by this Agreement, the Supplementary Registration Rights Agreement and the Supplementary Shareholders Agreement, forms of which are attached hereto as Exhibits A and B, respectively.

(b) As used in this Agreement, the following terms shall have the meanings given thereto in the Sections set forth opposite such terms:

Term	Section
Agreement	Preamble
BFI	Preamble
Closing	2.2
Closing Date	2.2
Company	Preamble
DGCL	3.8
Goldman Sachs	3.3
Holders	Preamble
indemnified person	8.1
Information	3.9
Issuance	2.1
Losses	8.1
Nonperforming Holder	8.4(a)
Notices	8.2
Performing Holders	8.4(b)
Substitute Holder Undertaking	8.4(b)
Supplying Holders	8.18

ARTICLE II

EXCHANGE

SECTION 2.1. Agreement to Exchange Shares. On the Closing Date, and upon the terms and subject to the conditions set forth in this Agreement, the Company shall issue to each Holder, and each Holder, severally and not jointly, shall accept from the Company, such number of shares of Common Stock as is indicated on such Holder’s signature page attached hereto (the “Issuance”), in exchange for each Holder surrendering to the Company certificates for the number of Shares as indicated on such Holder’s signature page (the “Exchange”). The exchange rate shall be 110.5 shares of Common Stock for each Share.

SECTION 2.2. Closing. The closing of the Issuance and Exchange (the “Closing”) shall take place as promptly as reasonably practicable after the time as of which all of the conditions set forth in Article VII hereof shall have been satisfied or at such other time and date as the parties hereto shall agree in writing (such date and time, the “Closing Date”), at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York 10004 or at such other place as the parties hereto shall agree in writing.

At the Closing:

(a) Each Holder shall deliver:

(i) against delivery of a certificate or certificates representing the shares being acquired by such Holder pursuant to Section 2.1, certificates for Shares, duly endorsed for transfer, to be surrendered to the Company by such Holder pursuant to Section 2.1;

(ii) an executed copy of the Supplementary Registration Rights Agreement; and

(iii) an executed copy of the Supplementary Shareholders Agreement.

(b) The Company shall deliver to each Holder:

(i) against surrender by such Holder of certificates representing the Shares to be surrendered to the Company pursuant to Section 2.1, a certificate or certificates representing the shares of Common Stock being acquired by such Holder pursuant to Section 2.1, which shall be in definitive form and registered in the name of such Holder or its nominee or designee (to the extent permitted by the Shareholders Agreement) and in a single certificate or in such other denominations as such Holder shall request not later than one Business Day prior to the Closing Date.

(ii) an opinion of Fried, Frank, Harris, Shriver & Jacobson, counsel to the Company, dated the Closing Date in the form of Exhibit C;

(iii) an officer’s certificate of the Company as contemplated by Section 7.2(f);

(iv) a certificate of the secretary of the Company substantially in the form attached hereto as Exhibit D:

(v) a long-form good standing certificate of the Company, issued by the Secretary of State of the State of Delaware;

(vi) an executed copy of the Supplementary Registration Rights Agreement; and

(vii) an executed copy of the Supplementary Shareholders Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

The Company hereby represents and warrants to each Holder that, except as set forth in the Disclosure Schedule to this Agreement, on the date hereof and on the Closing Date as follows:

SECTION 3.1. Organization and Standing. The Company is duly incorporated, validly existing and in good standing as a domestic corporation under the laws of the State of Delaware and has all requisite corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and as proposed to be conducted. The Company is duly qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of its business makes such qualification necessary, except for any such failures to so qualify or be in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.2. Capital Stock. (a) As of June 30, 2003, (i) the authorized Capital Stock of the Company consisted solely of 525,000,000 shares of Common Stock, of which 209,092,579 were issued and outstanding, and 10,000,000 shares of Preferred Stock, of which 1,000,000 shares are designated as Series A Senior Convertible Preferred Stock and all 1,000,000 shares are issued and outstanding, 500,000 shares are designated as Series B Junior Participating Preferred Stock and none are issued and outstanding, and 6,900,000 shares are designated as Series C Senior Mandatory Convertible Stock of which 6,900,000 shares are issued and outstanding. Associated with each outstanding share of Common Stock is a preferred stock purchase right issued pursuant to a Rights Agreement dated May 18, 2000 between the Company and American Stock Transfer &

Trust Company, as Rights Agent. As of June 30, 2003, there were 19,465,812 shares of Common Stock reserved for issuance upon exercise of outstanding options issued under the Company’s stock option and incentive plans. Each share of Capital Stock of the Company that is issued and outstanding immediately following the Closing, including without limitation the shares of Common Stock to be acquired by the Holders pursuant to this Agreement, will be duly authorized and validly issued and fully paid and nonassessable, and the issuance thereof will not have been subject to any preemptive rights or made in violation of any Applicable Law. Since June 30, 2003, the Company has not issued any shares of Capital Stock except upon the exercise or conversion of securities outstanding on June 30, 2003 and securities whose aggregate proceeds have been less than $50 million.

(b) Except as set forth above as of June 30, 2003, there are (i) no outstanding options, warrants, agreements, conversion rights, exchange rights, preemptive rights or other rights (whether contingent or not) to subscribe for, purchase or acquire any issued or unissued shares of Capital Stock of the Company or any Subsidiary, and (ii) no restrictions upon, or Contracts or understandings of the Company or any Subsidiary with respect to, the voting or transfer of any shares of Capital Stock of the Company or any Subsidiary other than the Shareholders Agreement.

SECTION 3.3. Authorization; Enforceability. The Company has the power and authority to execute, deliver and perform, subject to the receipt of stockholder approval, the terms and provisions of this Agreement and the Supplementary Shareholder Agreement and the Supplementary Registration Rights Agreement, and has taken all action necessary to authorize the execution, delivery and performance by it of each of such agreements and to consummate each of the Transactions. The Transactions have been approved by a Special Committee of the Board of Directors of the Company (the “Special Committee”) and a majority of the members of the Company’s Board of Directors who are not affiliated with the Holders, and the Special Committee has received a letter from Goldman, Sachs & Co. (“Goldman Sachs”) expressing the view that, as of the date of such letter, the exchange ratio of 110,500,000 shares of Common Stock for an aggregate of 1,000,000 Shares falls within a range of exchange ratios that reasonably could have been expected to be achieved in an arm’s-length transaction between the Company and an unaffiliated third party. Other than receipt of stockholder approval of the issuance of shares of Common Stock, no other corporate proceeding on the part of the Company is necessary for such authorization, execution, delivery and consummation. The Company has duly executed and delivered this Agreement and, at the Closing, the Company will have duly executed and delivered each of the other agreements to be executed and delivered at or prior to Closing. This Agreement constitutes, and each of the other agreements, when executed and delivered by the Company, will constitute, a legal, valid and binding obligation of the Company.

SECTION 3.4. No Violation; Consents. (a) The execution, delivery and performance by the Company of each of this Agreement and the Supplementary

Shareholders Agreements and Supplementary Registration Rights Agreement and the consummation of the Transactions do not and will not contravene any Applicable Law, except for any such contravention that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Subject only to receiving stockholder approval of the issuance of shares of Common Stock pursuant to this Agreement and the receipt of any waiver or consent required under the Credit Agreement to permit the consummation of the Transactions, the execution, delivery and performance by the Company of each of this Agreement and the Supplementary Shareholders Agreements and Supplementary Registration Rights Agreement and the consummation of the Transactions (i) will not (A) violate, result in a breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which any of their respective assets is subject, or (B), result in the creation or imposition of any Lien upon any of the assets of the Company or any Subsidiary, except for any such violations, breaches, defaults or Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (ii) will not conflict with or violate any provision of the certificate of incorporation or bylaws or other governing documents of the Company or any Subsidiary.

(b) Except for (i) the filings, if any, by the Company required by the HSR Act, and (ii) applicable filings, if any, with the Commission pursuant to the Exchange Act, no consent, authorization or order of, or filing or registration with, any Governmental Authority or other Person is required to be obtained or made by the Company or any Subsidiary for the execution, delivery and performance of this Agreement, the Supplementary Shareholders Agreement and the Supplementary Registration Rights Agreement or the consummation of any of the Transactions, except where the failure to obtain such consents, authorizations or orders, or make such filings or registrations, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.5. Commission Filings; Financial Statements. (a) Since December 31, 2001, the Company has filed all reports, registration statements and other filings, together with any amendments or supplements required to be made with respect thereto, that it has been required to file with the Commission under the Securities Act and the Exchange Act. As of the respective dates of their filing with the Commission, the Commission Filings complied in all material respects with the applicable provisions of the Securities Act and the Exchange Act and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the historical financial statements of the Company (including any related notes or schedules) included in the Commission Filings was prepared in accordance with GAAP (except as may be disclosed therein) and complied in all material respects with the rules and regulations of the Commission. Such financial statements fairly present the consolidated financial position of the Company and the Subsidiaries as of the dates thereof and the results of operations, cash flows and changes in stockholders’ equity for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments on a basis comparable with past periods).

SECTION 3.6. Private Offering. Based, in part, on the Holders’ representations in Section 4.2, the issuance of the shares of Common Stock to the Holders is exempt from the registration and prospectus delivery requirements of the Securities Act. None of the Company and the Subsidiaries, nor anyone acting on behalf of any of them, has offered or sold or will offer or sell any securities, or has taken or will take any other action, which would subject any of the Transactions to the registration provisions of the Securities Act.

SECTION 3.7. Antitakeover Laws. The Company and the Board of Directors of the Company have each taken all action required to be taken by it in order to exempt the execution, delivery, and performance of the Issuance and the Exchange from, and each of the foregoing hereby is exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of any state, including, without limitation, the State of Delaware, and Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”).

SECTION 3.8. Material Adverse Change. Except as disclosed in the Commission Filings, since December 31, 2002, there has not been any change or condition which has resulted in a Material Adverse Effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Holder severally as to itself only, and not jointly, hereby represents and warrants to the Company as follows:

SECTION 4.1. Authorization. Such Holder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own its properties and assets and to carry on its business as it is now being conducted and as currently proposed to be conducted.

SECTION 4.2. Private Placement. (a) Such Holder understands that the offering and sale of the shares of Common Stock in the Issuance by the Company is intended to be exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

(b) Such Holder is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act.

(c) Such Holder is acquiring the shares of Common Stock to be acquired hereunder for its own account (or for accounts over which it exercises investment authority), for investment and not with a view to the public resale or distribution thereof, in violation of any securities law.

(d) Each Holder understands that the shares of Common Stock will be issued in a transaction exempt from the registration or qualification requirements of the Securities Act and applicable state securities laws, and that such securities must be held indefinitely unless a subsequent disposition thereof is registered or qualified under the Securities Act and such laws or is exempt from such registration or qualification.

(e) Each Holder (A) has been furnished with or has had full access to all of the information that it considers necessary or appropriate to make an informed investment decision with respect to the shares of Common Stock to be issued in the Issuance and that it has requested from the Company, (B) has had an opportunity to discuss with management of the Company the intended business and financial affairs of the Company and to obtain information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to it or to which had access, and (C) can bear the economic risk of such investment in the shares of Common Stock to be issued in the Issuance, has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of and form an investment decision with respect to its investment in the Shares and to protect its own interest in connection with such investment.

SECTION 4.3. Authorization; Enforceability. Each Holder has the power and authority to execute, deliver and perform the terms and provisions of each of this Agreement and the Supplementary Shareholders Agreement and the Supplementary Registration Rights Agreement to which it is a party, and has taken all action necessary to authorize the execution, delivery and performance by it of each of such agreements and to consummate each of the Transactions contemplated thereby. All requisite proceedings (corporate or other) on the part of such Holder necessary for such authorization, execution, delivery and consummation has been taken or made. Such Holder has duly executed and delivered this Agreement and, at the Closing, such Holder will have duly executed and delivered each of the other agreements to be executed and delivered at or prior to Closing. This Agreement constitutes, and each of the other agreements, when executed and delivered by such Holder, will constitute, a legal, valid and binding obligation of such Holder.

SECTION 4.4. No Violation; Consents. (a) The execution, delivery and performance by such Holder of this Agreement and the Supplementary Shareholders

Agreement and the Supplementary Registration Rights Agreement and the consummation of the Transactions do not and will not contravene any Applicable Law except for such contraventions as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Holder to timely perform its obligations under this Agreement. The execution, delivery and performance by such Holder of each of such agreements and the consummation of the Transactions (i) will not (A) violate, result in a breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which such Holder is party or by which such Holder is bound or to which any of its assets is subject, or (B) result in the creation or imposition of any Lien upon any of the assets of such Holder, except for any such violations, breaches, defaults or Liens that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Holder to timely perform its obligations under this Agreement, and (ii) will not conflict with or violate any provision of the certificate of incorporation or bylaws or other governing documents of such Holder.

(b) Except for filings, if any, required under the HSR Act, no consent, authorization or order of, or filing or registration with, any Governmental Authority or other Person is required to be obtained or made by such Holder for the execution, delivery and performance of any of such agreements referred to in Section 4.4(a) or the consummation of any of the Transactions, except (i) for those filings which have been made and (ii) where the failure to obtain such consents, authorizations or orders, or make such filings or registrations, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Holder to timely perform its obligations under this Agreement.

SECTION 4.5. No Brokers. No Holder has engaged any Person as a broker, finder or other agent who would be entitled to a fee relating to the consummation by such Holder of the Transactions to be contemplated by such Holder.

ARTICLE V

COVENANTS OF THE COMPANY

SECTION 5.1. Operation of Business. From the date hereof until the Closing Date, except as contemplated by this Agreement, the Company shall, and shall cause each of the Subsidiaries to:

(i) operate its business in all material respects in compliance with Applicable Laws;

(ii) not adopt any amendment to the Company’s charter or by-laws or comparable organizational documents that have or could reasonably be expected to have an adverse effect on the Holders or their ownership or control of the shares of Common Stock to be issued in the Issuance; and

(iii) except for issuances of Capital Stock of the Subsidiaries to the Company or a wholly-owned Subsidiary (or on a proportionate basis to all of such Subsidiary’s stockholders) and issuance of Common Stock or options to acquire Common Stock pursuant to employee benefit plans disclosed in the Commission Filings, as in effect on the date hereof, or as consented to in writing by Apollo Management and Blackstone (which consent shall not be unreasonably withheld), not issue, reissue, sell, pledge, dispose of or encumber or authorize the issuance, reissuance, sale, pledge, disposition or encumbrance of additional shares of Capital Stock of any class, or securities convertible into Capital Stock or any rights, warrants or options or other rights of any kind to acquire any convertible securities or Capital Stock or any other ownership interest (including, but not limited to, stock appreciation rights or phantom stock) of the Company or any of its Subsidiaries in excess of shares of Common Stock whose aggregate market value is less than $25 million, other than the Issuance and the issuance of preferred stock purchase rights associated with shares of Common Stock issued in compliance with this provision.

SECTION 5.2. Agreement to Take Necessary and Desirable Actions. The Company shall (a) subject to the satisfaction of the conditions set forth in Section 7.1, execute and deliver the Supplementary Shareholders Agreement and the Supplementary Registration Rights Agreement and such other documents, certificates, agreements and other writings and (b) take such other actions, in each case, as may be necessary or reasonably requested by any of the Holders in order to consummate or implement expeditiously the Transactions in accordance with the terms of this Agreement.

SECTION 5.3. Compliance with Conditions; Reasonable Best Efforts. The Company shall use its reasonable best efforts to cause all conditions precedent to the obligations of the Company and the Holders to be satisfied. Upon the terms and subject to the conditions of this Agreement, the Company will use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with Applicable Law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

SECTION 5.4. HSR Act Notification. To the extent required by the HSR Act, the Company shall, to the extent it has not already done so, (a) file or cause to be filed, as promptly as practicable after the execution and delivery of this Agreement, with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, all reports and other documents required to be filed by it under the HSR Act concerning the transactions contemplated hereby and (b) promptly comply with or cause to be complied with any requests by the United States Federal Trade Commission or the Antitrust Division of the United States Department of Justice for additional information concerning such transactions, in each case so that the waiting period applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall expire as soon as practicable after the execution and delivery of this

Agreement. The Company agrees to request, and to cooperate with the Holders in requesting, early termination of any applicable waiting period under the HSR Act.

SECTION 5.5. Consents and Approvals. The Company (a) shall use its reasonable best efforts to obtain all necessary consents, waivers, authorizations and approvals of all Governmental Authorities and of all other Persons required in connection with the execution, delivery and performance of this Agreement and the Supplementary Registration Rights Agreement and the Supplementary Shareholders Agreement or the consummation of the Transactions and (b) shall diligently assist and cooperate with the Holders in preparing and filing all documents required to be submitted by the Holders to any Governmental Authority in connection with such Transactions (which assistance and cooperation shall include, without limitation, timely furnishing to the Holders all information concerning the Company and its Subsidiaries that counsel to the Holders reasonably determines is required to be included in such documents or would be helpful in obtaining any such required consent, waiver, authorization or approval).

SECTION 5.6. Stockholder Vote. The Company shall present a proposal, in accordance with all Applicable Laws, at a special meeting of the Company’s stockholders for purposes of voting on the approval of the issuance of the shares of Common Stock to be exchanged for the Shares in accordance with this Agreement. A majority of the members of the Board of Directors of the Company not affiliated with the Holders or their Affiliates and the Special Committee shall, to the extent consistent with their fiduciary duties, recommend approval of this issuance of Common Shares by the Company’s stockholders. In connection with any such meeting, the Company shall (a) use its reasonable best efforts to file and have cleared by the Commission and will thereafter mail to its stockholders as promptly as practicable all proxy materials for such meeting and (b) will use its reasonable best efforts, subject to the fiduciary duties of the Board of Directors of the Company (and the Special Committee), to obtain the necessary approvals by its stockholders in accordance with Applicable Law.

SECTION 5.7. Listing of Shares. The Company shall use its reasonable best efforts to cause the shares of Common Stock to be issued pursuant to this Agreement to be listed or otherwise eligible for trading on each principal trading market for the Common Stock.

SECTION 5.8. Tax Treatment of Shares. (a) The Company and the Holders hereby agree not to treat the Series A Preferred Stock as “preferred stock” within the meaning of Treasury regulation section 1.305-5(a), except to the extent required by a “determination” (as defined below) to the contrary. Except as otherwise required by a “determination,” the Company and the Holders shall prepare any and all returns, reports, and other statements (including, in each case, any schedule or attachment thereto, or amendment thereof) filed for United States federal, state, or local income tax purposes in a manner consistent with such treatment. A “determination” shall mean a decision, judgment, decree, or other order by any court of competent jurisdiction, which decision, judgment, decree, or other order has become final, a closing agreement entered into under section 7121 (or any successor to such section) of the Code, or any other settlement agreement entered into in connection with an administrative or judicial proceeding.

(b) If any United States federal, state, or local governmental authority with jurisdiction over matters relating to taxation (each, a “Tax Authority”) asserts to the Company that the Series A Preferred Stock should be treated as “preferred stock” (within the meaning of Treasury regulation section 1.305-5(a)) or otherwise challenges the Company’s treatment of the Series A Preferred Stock in a manner, or having an effect, that would, directly or indirectly, adversely affect any of the Holders (collectively, a “Tax Challenge”), the Company shall provide written notice of such event (a “Tax Challenge Notice”) within ten days thereof to Apollo Management and Blackstone and Apollo Management and Blackstone shall have the right to assume the defense (at their expense) of any such Tax Challenge through counsel of their own choosing by notifying the Company within thirty days of the receipt by Apollo Management and Blackstone of the Tax Challenge Notice. If Apollo Management and Blackstone assume the defense of a Tax Challenge, the Company shall have the right to participate in such defense and to employ counsel, at its own expense, separate from the counsel employed by Apollo Management and Blackstone; provided, that Apollo Management and Blackstone shall control all aspects of the defense, negotiation, and ultimate settlement or other disposition of the Tax Challenge. If Apollo Management and Blackstone choose to control the defense of any Tax Challenge, the Company shall cooperate in the defense thereof, which cooperation shall include, to the extent reasonably requested by Apollo Management or Blackstone, the retention and the provision to Apollo Management and Blackstone, of records and information relevant to such defense, making employees of the Company available on a mutually convenient basis to provide additional information, explanation of any materials or other information, and supplying any requested powers of attorney or other authorization requested by Apollo Management and Blackstone relating to the defense of the Tax Challenge, and the Holders shall reimburse the Company for all reasonable out of pocket expenses (but not any internal allocated expenses) relating to such cooperation. If Apollo Management and Blackstone choose not to assume the defense of any Tax Challenge, the Company shall control the defense, negotiation and ultimate settlement or other disposition of the Tax Challenge; provided, that (i) the Company shall use its reasonable best efforts to defend the position that the Series A Preferred Stock does not constitute “preferred stock” (within the meaning of Treasury regulation section 1.305-5(a)) and; (ii) that the Company shall not settle or otherwise resolve any Tax Challenge without the prior written consent of Apollo Management and Blackstone, which consent shall not be unreasonably withheld. In addition, notwithstanding any provision to the contrary, the Company shall not take any action a purpose of which is to prejudice the defense of any Tax Challenge.

(c) Except to the extent required by a “determination,” the Company shall not report to any Tax Authority, or to the holders of the Series A Preferred Stock, as a dividend payment, any amount received in the Transactions, the exchange of the Series A Preferred Stock pursuant to this Agreement, any increases to the Liquidation Preference, or any other amount, resulting from, or relating to, the Company’s failure to pay a dividend in cash on the Series A Preferred Stock on any Dividend Payment Date (as such terms are defined in the Certificates of Designation) or otherwise including, but not limited to, any reporting on Internal Revenue Service Forms 1098, 1099-DIV, or any similar forms or successors thereto.

SECTION 5.9. Periodic Information. For so long as the shares of Common Stock issued under this Agreement are outstanding the Company shall file all reports required to be filed by the Company under Section 13 or 15(d) of the Exchange Act and shall provide the holders of such shares of Common Stock and prospective purchasers of such shares with the information specified in Rule 144A(d) under the Securities Act.

SECTION 5.10. Legends. So long as applicable, each certificate representing any portion of the shares of Common Stock issued under this Agreement shall be stamped or otherwise imprinted with a legend in the following form (in addition to any legend required under applicable state securities laws):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. SUCH SHARES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS AND DELIVERY TO ALLIED WASTE INDUSTRIES, INC. OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT TO THE EFFECT THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THOSE LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF A SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT, DATED AS OF JULY 30, 1999, AS AMENDED, BETWEEN ALLIED WASTE INDUSTRIES, INC. (“ALLIED”) AND CERTAIN SHAREHOLDERS OF ALLIED NAMED THEREIN AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE THEREWITH. A COPY OF SAID

AGREEMENT IS ON FILE AT THE OFFICE OF THE CORPORATE SECRETARY OF ALLIED.”

ARTICLE VI

COVENANTS OF THE PURCHASERS

SECTION 6.1. Agreement to Take Necessary and Desirable Actions. Each Holder shall (a) subject to the satisfaction of the conditions set forth in Section 7.2, execute and deliver each of the Supplementary Shareholders Agreement and the Supplementary Registration Rights Agreement and such other documents, certificates, agreements and other writings and (b) take such other actions as may be reasonably necessary, desirable or requested by the Company in order to consummate or implement expeditiously the transactions contemplated hereby.

SECTION 6.2. Compliance with Conditions; Reasonable Best Efforts. Each Holder will use its reasonable best efforts to cause all of the obligations imposed upon it in this Agreement to be duly complied with, and to cause all conditions precedent to the obligations of the Company and the Holders to be satisfied. Upon the terms and subject to the conditions of this Agreement, each Holder will use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the Transactions.

SECTION 6.3. HSR Act Notification. To the extent required by the HSR Act, each Holder shall, if it has not already done so, (a) file or cause to be filed, as promptly as practicable after the execution and delivery of this Agreement, with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, all reports and other documents required to be filed by it under the HSR Act concerning the transactions contemplated hereby and (b) promptly comply with or cause to be complied with any requests by the United States Federal Trade Commission or the Antitrust Division of the United States Department of Justice for additional information concerning such transactions, in each case so that the waiting period applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall expire as soon as practicable after the execution and delivery of this Agreement. Each Holder agrees to request, and to cooperate with the Company in requesting, early termination of any applicable waiting period under the HSR Act.

SECTION 6.4. Shareholder Vote. The Holders shall vote the Shares and any shares of Common Stock beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act) by them and their Affiliates for any proposal contemplated by Section 5.6 submitted to stockholders by the Company.

SECTION 6.5. Consents and Approvals. Each Holder (a) shall use its reasonable best efforts to obtain all necessary consents, waivers, authorizations and approvals of all Governmental Authorities and of all other Persons required in connection with the execution, delivery and performance of this Agreement and the Supplementary Shareholders Agreement and the Supplementary Registration Rights Agreement or the consummation of the Transactions and (b) shall diligently assist and cooperate with the Company in preparing and filing all documents required to be submitted by the Company to any Governmental Authority in connection with such Transactions (which assistance and cooperation shall include, without limitation, timely furnishing to the Company all information concerning such Holder that counsel to the Company reasonably determines is required to be included in such documents or would be helpful in obtaining any such required consent, waiver, authorization or approval).

ARTICLE VII

CONDITIONS PRECEDENT TO CLOSING

SECTION 7.1. Conditions to the Company’s Obligations. The obligations of the Company hereunder required to be performed on the Closing Date shall be subject, at the election of the Company, to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

(a) The representations and warranties of each Holder contained in this Agreement shall have been true and correct when made and, in addition, shall be repeated and true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

(b) Each Holder shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants contained in this Agreement to be performed and complied with by such Holder at or prior to the Closing Date.

(c) Any applicable waiting period under the HSR Act shall have expired or been terminated.

(d) The Company shall have received, on terms reasonably satisfactory to the Company, Apollo Management and Blackstone, any consent or waiver necessary under the Credit Agreement to permit the performance of this Agreement and consummation of the Transactions.

(e) The stockholders of the Company shall have approved the Issuance as required by Applicable Law.

(f) The Holders shall have entered into each of the Supplementary Registration Rights Agreement and the Supplementary Shareholders Agreement.

(g) The Holders shall have delivered certificates representing their Shares to the Company.

(h) No provision of any Applicable Law, injunction, order or decree of any Governmental Entity shall be in effect which has the effect of making the Transactions illegal or shall otherwise restrain or prohibit the consummation of the Transactions.

(i) The concurrent consummation of the Exchange by the Apollo/Blackstone Shareholders (as defined in the Shareholders Agreement).

SECTION 7.2. Conditions to Holders’ Obligations. The obligations of each Holder hereunder required to be performed on the Closing Date shall be subject, at the election of each Holder (as to itself only), to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

(a) The representations and warranties of the Company contained in this Agreement (i) shall have been true and correct when made and (ii) shall be (A) in the case of representations and warranties that are qualified as to materiality or Material Adverse Effect, true and correct and (B) in all other cases, true and correct in all material respects, in the case of clauses (A) and (B), as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

(b) The Company shall have performed in all material respects all of its obligations, agreements and covenants contained in this Agreement to be performed and complied with at or prior to the Closing Date.

(c) The Company shall have entered into each of the Supplementary Registration Rights Agreement and the Supplementary Shareholders Agreement.

(d) There has been no Material Adverse Effect (i) since December 31, 2002, except as disclosed in the Commission Filings filed prior to the date hereof, or (ii) since the date hereof.

(e) Any applicable waiting period under the HSR Act shall have expired or been terminated; provided, that each Holder has used its reasonable best efforts to obtain clearance under the HSR Act.

(f) The Company shall have delivered to the Holders a certificate executed by it or on its behalf by a duly authorized representative, dated the Closing Date, to the effect that each of the conditions specified in paragraph (a) through (d) of this Section 7.2 has been satisfied.

(g) No provision of any Applicable Law, injunction, order or decree of any Governmental Entity shall be in effect which has the effect of making the

Transactions illegal or shall otherwise restrain or prohibit the consummation of the Transactions.

(h) The Holders shall have received an opinion of counsel to the Company, dated the Closing Date, and addressed to the Holders, in the form attached hereto as Exhibit C.

(i) The Holders shall have received certificates representing the shares of Common Stock to be issued in the Issuance.

(j) The Company shall have received, on terms reasonably satisfactory to the Company, Apollo Management and Blackstone, any consent or waiver necessary under the Credit Agreement to permit the performance of this Agreement and consummation of the Transaction.

(k) The stockholders of the Company shall have approved the Issuance as required by Applicable Law.

(l) The obligation of any Holder to consummate the transactions contemplated hereby shall be conditioned upon the concurrent consummation of the Issuance and Exchange by the Company and each of the Apollo/Blackstone Shareholders not breaching its obligation to consummate the Exchange (in accordance with the terms and subject to the conditions of this Agreement) and, therefore, simultaneously consummating the Exchange if such Holder is otherwise willing to consummate the Exchange. (Nothing herein shall relieve any breaching Apollo/Blackstone Shareholder of liability to the Company for its breach).

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1. Indemnification. (a) All representations, warranties, covenants and agreements (except as to the extent covenants and agreements are required to be performed after the Closing Date, which shall survive indefinitely) contained in this Agreement shall survive the Closing for two years, and except that the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.6 and 3.7 shall survive without time limitation (but subject to statutes of limitation of general application). Notwithstanding the foregoing, with respect to claims asserted pursuant to this Section 8.1 before the expiration of the applicable representation, warranty, covenant or agreement, such claims shall survive until the date they are finally adjudicated or otherwise resolved.

(b) The Company agrees to indemnify and hold harmless each Holder, its Affiliates and partners, and the respective officers, directors, members, employees, advisors and agents of each Holder, its Affiliates and partners (each an “indemnified person”), from and against (and to reimburse each indemnified person as the same are incurred) any and all losses (including, but not limited to, impairment of the value of the Shares), claims, damages, liabilities, costs and expenses (collectively, “Losses”) to which any indemnified person may become subject or incur based upon, arising out of, or in connection with (A) a breach of any representation, warranty or covenant of this Agreement or (B) claims by third parties relating to this Agreement or the Transactions, any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any reasonable legal or other reasonable out of pocket expenses incurred in connection with investigating or defending any of the foregoing, provided that (x) the foregoing indemnity will not, as to any indemnified person, apply to Losses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of such indemnified person, and (y) the maximum amount indemnifable to each Holder (and its successors or assigns) under clause (A) shall not exceed the purchase price of the Shares purchased by such Holder. No person shall be liable for any indirect, consequential or punitive damages in connection with this Agreement or the Transactions.

(c) If a person entitled to indemnity hereunder (an “Indemnified Party”) asserts that any party hereto (the “Indemnifying Party”) has become obligated to the Indemnified Party pursuant to Section 8.1(b), or if any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Indemnifying Party may become obligated to the Indemnified Party hereunder, the Indemnified Party shall notify the Indemnifying Party promptly and shall cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, to the extent reasonably necessary for the resolution of such claim or in the defense of such suit, action or proceedings, including making available any information, documents and things in the possession of the Indemnified Party which are reasonably necessary thereof. Notwithstanding the foregoing notice requirement, the right to indemnification hereunder shall not be affected by any failure to give, or delay in giving, notice unless, and only to the extent that, the rights and remedies of the Indemnifying Party shall have been materially prejudiced as a result of such failure or delay.

(d) In fulfilling its obligations under this Section 8.1, after the Indemnifying Party has provided each Indemnified Party with a written notice of its acceptance of liability under this Section 8.1, as between such Indemnified Party and the Indemnifying Party, the Indemnifying Party shall have the right to investigate, defend, settle or otherwise handle, with the aforesaid cooperation, any claim, suit, action or proceeding brought by a third party in such manner as the Indemnifying Party may in its sole discretion reasonably deem appropriate; provided that (i) counsel retained by the Indemnifying Party is reasonably satisfactory to the Indemnified Party and (ii) the Indemnifying Party will not consent to any settlement or entry of judgment imposing any obligations on any other party hereto other than financial obligations for which such party will be indemnified hereunder, unless such party has consented in writing to such settlement or judgment (which consent may be given or withheld in its sole discretion). Notwithstanding the Indemnifying Party’s election to assume the defense or investigation of such claim, action or proceeding, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense or investigation of such claim, action or proceeding, which participation shall be at the expense of the Indemnifying Party, if (i) on the advice of counsel to the Indemnified Party use of counsel of the Indemnifying Party’s choice could reasonably be expected to give rise to a material conflict of interest, (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of the assertion of any such claim or institution of any such action or proceeding, (iii) if the Indemnifying Party shall authorize the Indemnified Party to employ separate counsel at the Indemnifying Party’s expense or (iv) such action shall seek relief other than monetary damages against the Indemnified Party.

SECTION 8.2. Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile. Notice otherwise sent as provided herein shall be deemed given on the next business day following delivery of such notice to a reputable air courier service.

To the Company:

Allied Waste Industries, Inc.

15880 North Greenway-Hayden Loop

Scottsdale, Arizona 85260

Attn: Steven Helm

          Vice President, Legal

Fax: (480) 627-2704

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson

One New York Plaza

New York, New York 10004

Attn: Peter Golden

Fax: (212) 859-4000

To the Holders:

To the address specified on the signature page executed by each such Holder, with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett

425 Lexington Avenue

New York, New York 10017-3954

Attn: Wilson S. Neely

Fax: (212) 455-2502

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, New York 10038

Attn: Hillel M. Bennett

Fax: (212) 806-6006

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022

Attn: Stephen M. Besen

Fax: (212) 848-7179

SECTION 8.3. Governing Law. This Agreement shall be governed by, interpreted under, and construed in accordance with the laws of the State of New York, including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law.

SECTION 8.4. Termination. This Agreement may be terminated (i) at any time prior to the Closing Date by mutual agreement of the Company, Apollo Management and Blackstone Management, on behalf of all purchasers, or (ii) if the Closing shall not have occurred on or prior to December 31, 2003, by either the Company, Apollo Management or Blackstone Management, at any time after December 31, 2003. In addition, any Holder may terminate this Agreement (as to itself only) at any time after December 31, 2003. Termination pursuant to the foregoing sentences notwithstanding, Sections 8.1 and 8.10 hereof shall remain in effect.

SECTION 8.5. Entire Agreement. This Agreement and the Supplementary Shareholders Agreement and the Supplementary Registration Rights Agreement (including all agreements entered into pursuant hereto and thereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, with respect to the subject matter hereof.

SECTION 8.6. Modifications and Amendments. No amendment,

modification or termination of this Agreement shall be binding upon any other party unless executed in writing by the parties hereto intending to be bound thereby. It is understood that members of the Company’s board of directors nominated by Apollo and Blackstone will recuse themselves from any consideration by the Company of any amendment, modification or termination of this Agreement.

SECTION 8.7. Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. It is understood that members of the Company’s board of directors nominated by Apollo and Blackstone will recuse themselves from any consideration by the Company of any waiver of the terms and conditions of this Agreement. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

SECTION 8.8. Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

SECTION 8.9. Exhibits and Schedules. Each of the exhibits and schedules referred to herein and attached hereto is an integral part of this Agreement and is incorporated herein by reference.

SECTION 8.10. Expenses; Brokers. The Company shall pay or cause to be paid, whether or not the Closing occurs hereunder, all reasonable out-of-pocket fees and expenses incurred by the Company and by or on behalf of the Holders and their Affiliates in connection with the Transactions (including, without limitation, reasonable fees, charges and disbursements of counsel). Other than the use of UBS Securities LLC by the Company and Goldman, Sachs by the Special Committee, each of the parties represents to the others that neither it nor any of its Affiliates has used a broker or other intermediary in connection with the Transactions for whose fees or expenses any other party will be liable. Each party agrees to indemnify and hold the other parties to this Agreement harmless from and against any and all claims, liabilities or obligations with respect to any such fees or expenses asserted by any Person on the basis of any act or statement alleged to have been made by such party or any of its Affiliates.

SECTION 8.11. Press Releases and Public Announcements. All public announcements or disclosures relating to the transactions contemplated hereby shall be made only if mutually agreed upon by the Company and the Holders, except to the extent such disclosure is, in the opinion of counsel, required by law or by stock exchange regulation, provided that (a) any such required disclosure shall only be made, to the extent consistent with law and stock exchange regulation, after consultation with Apollo and Blackstone and (b) no such announcement or disclosure (except as required by law or by stock exchange regulation) shall identify any Holder without such Holder’s prior consent.

SECTION 8.12. Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated by the Company without the prior written consent of the Holders, which may be withheld in their sole discretion and may not be assigned or delegated by any Holder, without the Company’s prior written consent, which shall not be unconditionally withheld, except that in each case a Holder may assign its rights hereunder to its Permitted Transferee (as that term is defined in the Shareholders Agreement) without being itself relieved of its obligations hereunder on or prior to the Closing. Any assignment or delegation of rights, duties or obligations hereunder made by the Company without the prior written consent of the Holders, shall be void and of no effect. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or benefits on any Persons other than as expressly set forth in Section 8.1 or this Section 8.12.

SECTION 8.13. Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

SECTION 8.14. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

SECTION 8.15. Further Assurances. Each party hereto, upon the request of any other party hereto, shall do all such further acts and execute, acknowledge and deliver all such further instruments and documents as may be necessary or desirable to carry out the transactions contemplated by this Agreement, including, in the case of the Company, such acts, instruments and documents as may be necessary or desirable to convey and transfer to each Holder the shares of Common Stock to be acquired by it hereunder.

SECTION 8.16. Remedies Cumulative. The remedies provided herein shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any remedies against the other party hereto.

SECTION 8.17. Several Liability of the Holders. Nothing in this Agreement shall be construed to impose on any Holder any liability for any action or failure to act of any other Holder.

SECTION 8.18. No Duty to Other Holders. Each Holder confirms with each other Holder that such Holder has conducted its own due diligence in connection with its investment in the shares of Common Stock to be issued in the Issuance and the other Holders may therefore have information different from, or additional to, the information possessed by such Holder. In addition, although certain of the other Holders (the “Supplying Holders”) may have shared information received by them (including information contained in third party reports prepared for such other Holders) with such Holder, no representation or warranty is being made with respect to such information by any Supplying Holder or any such third party. Nothing in this Section 8.18 is meant to limit any duty, obligation or liability the Company may have to any Holder under this Agreement or otherwise.

SECTION 8.19. Specific Performance. Each party hereto acknowledges and agrees that the other parties hereto could be irreparably damaged in the event that its obligations contained in this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, each party hereto agrees that the other parties will be entitled to an injunction or injunctions to enforce specifically such covenants in any action in any court having personal and subject matter jurisdiction, in addition to any other remedy to which each such party may be entitled at law or in equity.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ALLIED WASTE INDUSTRIES, INC.

Name: Steven M. Helm
Title: Vice President

Number of Shares

being exchanged: 284,175

Number of shares of

Common Stock to be received: 31,401,337.5

APOLLO INVESTMENT FUND IV, L. P.

By:	Apollo Advisors IV, L.P. its General Partner

By:	Apollo Capital Management IV, Inc. its General Partner

By:
Name: Title:

Address for Notice:	c/o Apollo Management, L.P. 1301 Avenue of the Americas New York, NY 10019

Telephone:    (212) 515-3200

Telecopy:      (212) 515-3288

Number of Shares

being exchanged: 15,825

Number of shares of

Common Stock being received: 1,748,662.5

APOLLO OVERSEAS PARTNERS IV, L.P.

By:	Apollo Advisors IV, L.P. its Managing Partner

By:	Apollo Capital Management IV, Inc. its General Partner

By:
Name: Title:

Address for Notice:	c/o Apollo Management, L.P. 1301 Avenue of the Americas New York, NY 10019

Telephone:    (212) 515-3200

Telecopy:      (212) 515-3288

Number of Shares

being exchanged: 89,163

Number of shares of

Common Stock being received: 9,852,511.5

APOLLO INVESTMENT FUND III, L.P.

By:	Apollo Advisors II, L.P. its General Partner

By:	Apollo Capital Management II, Inc. its General Partner

By:
Name: Title:

Address for Notice:	c/o Apollo Management, L.P. 1301 Avenue of the Americas New York, NY 10019

Telephone:    (212) 515-3200

Telecopy:      (212) 515-3288

Number of Shares

being exchanged: 6,691

Number of shares of

Common Stock being received: 739,355.5

APOLLO OVERSEAS PARTNERS III, L.P.

c/o	Apollo Advisors II, L.P. its Managing Partner

By:	Apollo Capital Management II, Inc. its General Partner

By:
Name: Title:

Address for Notice:	c/o Apollo Management, L.P. 1301 Avenue of the Americas New York, NY 10019

Telephone:    (212) 515-3200

Telecopy:      (212) 515-3288

Number of Shares

being exchanged: 4,146

Number of shares of

Common Stock being received: 458,133

APOLLO (UK) PARTNERS III, L P.

By:	Apollo Advisors II, L.P. its Managing Partner

By:	Apollo Capital Management II, Inc. its General Partner

By:
Name: Title:

Address for Notice:	c/o Apollo Management, L.P. 1301 Avenue of the Americas New York, NY 10019

Telephone:    (212) 515-3200

Telecopy:      (212) 515-3288

Number of Shares

being exchanged: 40,000

Number of shares of

Common Stock to be received: 4,420,000

APOLLO/AW, LLC

By:	Apollo Management IV, L.P. its Manager

By:	AIF IV Management, Inc. its General Partner

By:
Name: Title:

Address for Notice:	c/o Apollo Management, L.P. 1301 Avenue of the Americas New York, NY 10019

Telephone:    (212) 515-3200

Telecopy:      (212) 515-3288

Number of Shares

being exchanged: 277,540.586

Number of shares of

Common Stock to be received: 3,065,334.753

BLACKSTONE CAPITAL PARTNERS III MERCHANT BANKING FUND L.P.,
By:	Blackstone Management Associates III L.L.C. its General Partner

By:
Name: Title:

Address for Notice:	345 Park Avenue New York, New York 10154

Telephone:    (212) 935-2626

Telecopy:      (212) 754-8710

Number of Shares

being exchanged: 51,459.414

Number of shares of

Common Stock to be received: 5,686,265.247

BLACKSTONE OFFSHORE CAPITAL PARTNERS III L.P.
By:	Blackstone Management Associates III L.L.C. its General Partner

By:
Name: Title:

Address for Notice:	345 Park Avenue New York, New York 10154

Telephone:    (212) 935-2626

Telecopy:      (212) 754-8710

Number of Shares

being exchanged: 21,000

Number of shares of

Common Stock to be received: 2,320,500

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP III L.P.,
By:	Blackstone Management Associates III L.L.C. its General Partner

By:
Name: Title:

Address for Notice:	345 Park Avenue New York, New York 10154

Telephone:    (212) 935-2626

Telecopy:      (212) 754-8710

Number of Shares

being exchanged: 89,434

Number of shares of

Common Stock to be received: 9,882,457

GREENWICH STREET CAPITAL PARTNERS II, L.P.

By:	GREENWICH STREET INVESTMENTS II, L.L.C., its General Partner

By:
Name: Title:

Address for Notice:	12 East 49th Street 32nd Floor New York, New York 10021

Telephone:    (212) 884-6202

Telecopy:      (212) 884-6184

Number of Shares

being exchanged: 3,030

Number of shares of

Common Stock to be received: 334,815

GSCP OFFSHORE FUND, L.P.

By:	GREENWICH STREET INVESTMENTS II, L.L.C., its General Partner

By:
Name: Title:

Address for Notice:	12 East 49th Street 32nd Floor New York, New York 10021

Telephone:    (212) 884-6202

Telecopy:      (212) 884-6184

Number of Shares

being exchanged: 1,864

Number of shares of

Common Stock to be received: 205,972

GREENWICH FUND, L.P.

By:	GREENWICH STREET INVESTMENTS II, L.L.C., its General Partner

By:
Name: Title:

Address for Notice:	12 East 49th Street 32nd Floor New York, New York 10021

Telephone:    (212) 884-6202

Telecopy:      (212) 884-6184

Number of Shares

being exchanged: 5,231

Number of shares of

Common Stock to be received: 578,025.5

GREENWICH STREET EMPLOYEES FUND, L.P.

By:	GREENWICH STREET INVESTMENTS II, L.L.C., its General Partner

By:
Name: Title:

Address for Notice:	12 East 49th Street 32nd Floor New York, New York 10021

Telephone:    (212) 884-6202

Telecopy:      (212) 884-6184

Number of Shares

being exchanged: 441

Number of shares of

Common Stock to be received: 48,730.5

TRV EXECUTIVE FUND, L.P.

By:	GREENWICH STREET INVESTMENTS II, L.L.C., its General Partner

By:
Name: Title:

Address for Notice:	12 East 49th Street 32nd Floor New York, New York 10021

Telephone:    (212) 884-6202

Telecopy:      (212) 884-6184

Number of Shares

being exchanged: 69,292

Number of shares of

Common Stock to be received: 7,656,766

DLJ MERCHANT BANKING PARTNERS II, L.P.

By:	DLJ Merchant Banking II, Inc. Managing General Partner

By:
Name: Title:

Address for Notice:	11 Madison Avenue New York, New York 10010

Telephone:    (212) 538-1453

Telecopy:      (917) 326-8076

Number of Shares

being exchanged: 2,760

Number of shares of

Common Stock to be received: 304,980

DLJ MERCHANT BANKING PARTNERS II-A, L.P.

By:	DLJ Merchant Banking II, Inc. Managing General Partner

By:
Name: Title:

Address for Notice:	11 Madison Avenue New York, New York 10010

Telephone:    (212) 538-1453

Telecopy:      (917) 326-8076

Number of Shares

being exchanged: 4,051

Number of shares of

Common Stock to be received: 447,635.5

DLJ DIVERSIFIED PARTNERS, L.P.

By:	DLJ Diversified Partners, Inc. Managing General Partner

By:
Name: Title:

Address for Notice:	11 Madison Avenue New York, New York 10010

Telephone:    (212) 538-1453

Telecopy:      (917) 326-8076

Number of Shares

being exchanged: 1,504

Number of shares of

Common Stock to be received: 166,192

DLJ DIVERSIFIED PARTNERS-A, L.P.

By:	DLJ Diversified Partners, Inc. Managing General Partner

By:
Name: Title:

Address for Notice:	11 Madison Avenue New York, New York 10010

Telephone:    (212) 538-1453

Telecopy:      (917) 326-8076

Number of Shares

being exchanged: 1,120

Number of shares of

Common Stock to be received: 123,760

DLJ MILLENNIUM PARTNERS, L.P.

By:	DLJ Merchant Banking II, Inc. Managing General Partner

By:
Name: Title:

Address for Notice:	11 Madison Avenue New York, New York 10010

Telephone:    (212) 538-1453

Telecopy:      (917) 326-8076

Number of Shares

being exchanged: 219

Number of shares of

Common Stock to be received: 24,199.5

DLJ MILLENNIUM PARTNERS-A, L.P.

By:	DLJ Merchant Banking II, Inc. Managing General Partner

By:
Name: Title:

Address for Notice:	11 Madison Avenue New York, New York 10010

Telephone:    (212) 538-1453

Telecopy:      (917) 326-8076

Number of Shares

being exchanged: 133

Number of shares of

Common Stock to be received: 14,696.5

DLJ FIRST ESC L.P.

By:	DLJ LBO Plans Management Corporation General Partner

By:
Name: Title:

Address for Notice:	11 Madison Avenue New York, New York 10010

Telephone:    (212) 538-1453

Telecopy:      (917) 326-8076

Number of Shares

being exchanged: 3,407

Number of shares of

Common Stock to be received: 376,473.5

DLJ OFFSHORE PARTNERS II, C.V.

By:	DLJ Merchant Banking II, Inc. Managing General Partner

By:
Name: Title:

Address for Notice:	11 Madison Avenue New York, New York 10010

Telephone:    (212) 538-1453

Telecopy:      (917) 326-8076

Number of Shares

being exchanged: 311

Number of shares of

Common Stock to be received: 34,365.5

DLJ EAB PARTNERS, L.P.

By:	DLJ LBO Plans Management Corporation General Partner

By:
Name: Title:

Address for Notice:	11 Madison Avenue New York, New York 10010

Telephone:    (212) 538-1453

Telecopy:      (917) 326-8076

Number of Shares

being exchanged: 14,705

Number of shares of

Common Stock to be received: 1,624,902.5

DLJ ESC II L.P.

By:	DLJ LBO Plans Management Corporation General Partner

By:
Name: Title:

Address for Notice:	11 Madison Avenue New York, New York 10010

Telephone:    (212) 538-1453

Telecopy:      (917) 326-8076

Number of Shares

being exchanged: 9,148

Number of shares of

Common Stock to be received: 1,010,854

DLJMB FUNDING II, INC.

By:
Name: Title:

Address for Notice:	11 Madison Avenue New York, New York 10010

Telephone:    (212) 538-1453

Telecopy:      (917) 326-8076

Number of Shares

being exchanged: 3,000

Number of shares of

Common Stock to be received: 33,150

Kenneth D. Moelis

Address for Notice:	c/o Benjamin Silbert
VP & Counsel
Credit Suisse First Boston Private Equity
11 Madison Avenue
New York, New York 10010

Telephone:    (212) 538-1453

Telecopy:      (917) 326-8076

Number of Shares

being exchanged: 100

Number of shares of

Common Stock to be received: 11,050

Mark Lanigan

Address for Notice:	c/o Benjamin Silbert
VP & Counsel
Credit Suisse First Boston Private Equity
11 Madison Avenue
New York, New York 10010

Telephone:    (212) 538-1453

Telecopy:      (917) 326-8076

Number of Shares

being exchanged: 150

Number of shares of

Common Stock to be received: 16,575

Jeffrey Klein

Address for Notice:	c/o Benjamin Silbert
VP & Counsel
Credit Suisse First Boston Private Equity
11 Madison Avenue
New York, New York 10010

Telephone:    (212) 538-1453

Telecopy:      (917) 326-8076

Number of Shares

being exchanged: 100

Number of shares of

Common Stock to be received: 11,050

Susan Schnable

Address for Notice:	c/o Benjamin Silbert
VP & Counsel
Credit Suisse First Boston Private Equity
11 Madison Avenue
New York, New York 10010

Telephone:    (212) 538-1453

Telecopy:      (917) 326-8076

Schedule 1

	Shares of Senior Preferred to be Exchanged	Shares of Common Stock to be Received
Apollo Investment Fund IV, L.P.	284,175.000	31,401,337.5
Apollo Overseas Partners IV, L.P.	15,825.000	1,748,662.5
Apollo Investment Fund III, L.P.	89,163.000	9,852,511.5
Apollo Overseas Partners III, L.P.	6,691.000	739,355.5
Apollo (UK) Partners III, L.P.	4,146.000	458,133
Apollo/AW LLC	40,000.000	4,420,000
Blackstone Capital Partners III Merchant Banking Fund L.P.	277,540.586	30,668,234.753
Blackstone Offshore Capital Partners III L.P.	51,459.414	5,686,265.247
Blackstone Family Investment Partnership III L.P.	21,000.000	2,320,500
Greenwich Street Capital Partners II, L.P.	89,434.000	9,882,457
GSCP Offshore Fund, L.P.	3,030.000	334,815
Greenwich Fund, L.P.	1,864.000	205,972
Greenwich Street Employees Fund, L.P.	5,231.000	578,025.5
TRV Executive Fund, L.P.	441.000	48,730.5
DLJMB Funding II, Inc.	9,148.000	1,010,854
DLJ Merchant Banking Partners II, L.P.	69,292.000	7,656,766
DLJ Merchant Banking Partners II-A, L.P.	2,760.000	304,980
DLJ Diversified Partners, L.P.	4,051.000	447,635.5
DLJ Diversified Partners-A, L.P.	1,504.000	166,192
DLJ Millennium Partners, L.P.	1,120.000	123,760
DLJ Millennium Partners-A, L.P.	219.000	24,199.5
DLJ First ESC L.P.	133.000	14,696.5
DLJ Offshore Partners II, C.V.	3,407.000	376,473.5
DLJ EAB Partners, L.P.	311.000	34,365.5
DLJ ESC II, L.P.	14,705.000	1,624,902.5
Kenneth D. Moelis	3,000.000	33,150
Mark Lanigan	100.000	11,050
Susan Schnable	100.000	11,050

Totals	1,000,000.000	110,483,425